Exhibit 99.1

Aethlon Medical Announces Third Quarter Financial Results and Provides Corporate Update

SAN DIEGO Feb. 14, 2022 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a company developing medical technology to treat cancer and life-threatening infectious diseases, today reported financial results for its third quarter ended December 31, 2021 and provided an update on recent developments.

Company Updates

Aethlon Medical is continuing the research and clinical development of the Hemopurifier™, our therapeutic blood filtration system that can bind and remove life-threatening viruses and harmful exosomes from blood. This action has potential applications in cancer, where cancer associated exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases, including removal of COVID-19 virus, associated variants, and related exosomes.

As disclosed previously, the Aethlon Hemopurifier™ has demonstrated binding of SARS-CoV-2 spike protein and, as reported in a peer reviewed publication, the binding and removal from circulation of SARS-CoV-2 virus from a human patient. That publication also noted that the Hemopurifier has demonstrated the removal of exosomes and exosomal microRNAs associated with coagulopathy and acute lung injury.

We continued to make progress in our Severe COVID trial during the quarter under our open Investigational Device Exemption (IDE) for the Hemopurifier for life threatening viral infections. We now have three hospitals, Hoag Newport Beach, Hoag Irvine, and Loma Linda Medical Center, fully open for patient enrollment and they are actively screening patients for the trial. An additional five centers, including UC Davis, LSU Shreveport, Thomas Jefferson Medical Center, University of Miami and Valley Baptist Medical Center, are expected to be open for enrollment in the near future.

We have also completed all site initiation activities at Medanta Medicity Hospital in India for our planned Severe COVID-19 clinical trial in that country. This site is now open for enrollment and is actively screening patients for the trial.

In addition to our work with COVID-19, we continue to screen patients for our IDE clinical trial in Head and Neck Cancer. We are looking to expand this trial to one or more additional sites to accelerate patient recruitment and we are also considering initiating additional trials, both domestically and abroad, to investigate the Hemopurifier as a treatment for other forms of cancer.

Financial Results for the Third Quarter Ended December 31, 2021

At December 31, 2021, Aethlon Medical had a cash balance of approximately $20.4 million.

Aethlon recorded approximately $17,000 of revenue related to the cost reimbursable subaward arrangement with the University of Pittsburgh in connection with an NIH contract entitled “Depleting Exosomes to Improve Responses to Immune Therapy in HNNCC.” Aethlon recorded the $115,000 invoice submitted under its Phase 2 Melanoma Cancer Contract as deferred revenue, since certain of the milestones for the period were not achieved. As a result, Aethlon recorded total government contract revenue of approximately $17,000 in the three months ended December 31, 2021. Aethlon recorded approximately $625,000 of government contract revenue in the three months ended December 31, 2020.

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Consolidated operating expenses for the three months ended December 31, 2021 were approximately $2.55 million, compared to approximately $3.07 million for the three months ended December 31, 2020. This decrease of approximately $520,000, or 17%, in the 2021 period was due to decreases in payroll and related expenses of approximately $520,000 and in professional fees of approximately $190,000, which were partially offset by an increase in general and administrative expenses of approximately $190,000.

The $520,000 decrease in payroll and related expenses was primarily due to the combination of a $440,000 accrual in the December 2020 period related to the separation agreement with our former CEO and $250,000 in bonuses paid in the December 2020 period, with no comparable expenses in the December 2021 period. Additionally, stock-based compensation expense decreased by $180,000 in the December 2021 period, largely due to the separation agreement with our former CEO. Partially offsetting those decreases were $180,000 in relocation-related compensation to two senior executives that relocated to San Diego, California as a condition of their employment, and increases in cash-based compensation of approximately $90,000 and $89,000 in our general and administrative payroll and in our research and development payroll, respectively, due to headcount increases.

The $190,000 decrease in our professional fees was primarily due to a $80,000 decrease in our scientific consulting expenses, a $51,000 decrease in our legal fees, a $37,000 decrease in recruiting fees, a $19,000 decrease in website services, and a $17,000 decrease in our directors’ compensation, which were partially offset by a $17,000 increase in our accounting fees.

The $190,000 increase in general and administrative expenses during the quarter ended December 31, 2021 was primarily due to a $183,000 increase in our clinical trial expenses.

As a result of the changes in revenues and expenses noted above, Aethlon’s net loss before noncontrolling interests increased to approximately $2.5 million for the three months ended December 31, 2021, from approximately $2.4 million for the three months ended December 31, 2020.

The unaudited condensed consolidated balance sheet for December 31, 2021 and the unaudited condensed consolidated statements of operations for the three and nine month periods ended December 31, 2021 and 2020 follow at the end of this release.

Conference Call

The Company will hold a conference call today, Monday, February 14, 2022 at 4:30 p.m. Eastern Time to review financial results and recent corporate developments. Following management's formal remarks, there will be a question and answer session.

Interested parties can register for the conference by navigating to https://dpregister.com/sreg/10163709/f15828d6d7.

Please note that registered participants will receive their dial in number upon registration.

Interested parties without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-836-8741

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through March 14, 2022. The replay can be accessed via Aethlon Medical’s website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada Toll Free at 1-855-669-9658. The replay conference ID number is 2728183.

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About Aethlon and the Hemopurifier®

Aethlon Medical is a biotechnology company developing the Hemopurifier, a therapeutic blood filtration system indicated for infectious diseases and cancer. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and harmful exosomes from blood utilizing a proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases.

The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. Under an Investigational Device Exemption (IDE) application, the FDA approved a single site, open-label Early Feasibility Study (EFS) to evaluate the Hemopurifier for reducing cancer-associated exosomes prior to the administration of standard-of-care pembrolizumab (KEYTRUDA®) in patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck. The EFS is being conducted at the University of Pittsburgh Medical Center Hillman Cancer Center.

The Hemopurifier also holds an FDA Breakthrough Device designation and an open IDE application related to the treatment of life-threatening viruses that are not addressed with approved therapies. A recent amendment to the IDE enabled Aethlon to implement a new EFS protocol to treat up to 40 COVID-19 patients at up to 20 clinical sites in the U.S. In two case studies of patients treated under Emergency Use (EU), the Hemopurifier demonstrated binding of SARS-CoV-2 spike protein and removal of SARS-CoV-2 virus from the circulation of a human patient.

Additional information can be found at www.AethlonMedical.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company's ability to enroll additional sites for its clinical trials, the Company’s ability to enroll patients in and successfully complete its trials in COVID-19 patients and in its head and neck cancer trials, the Company's ability to successfully treat patients under any Emergency Use pathway, the Company's ability to successfully complete development of its Hemopurifier, the Company’s ability to raise additional funds and other potential risks. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2021, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Media Contact:
Tony Russo, Ph.D.
Russo Partners, LLC
tony.russo@russopartnersllc.com
212-845-4251

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com
212-966-3650

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AETHLON MEDICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

ASSETS
	December 31, 2021	March 31, 2021

CURRENT ASSETS
Cash	$20,394,536	$9,861,575
Accounts receivable	131,966	149,082
Prepaid expenses	683,722	341,081

TOTAL CURRENT ASSETS	21,210,224	10,351,738

Property and equipment, net	254,024	160,976
Right-of-use lease asset	328,869	40,363
Patents, net	2,338	56,954
Restricted cash	87,506	46,726
Deposits	33,305	12,159

TOTAL ASSETS	$21,916,266	$10,668,916

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	234,118	337,678
Due to related parties	130,375	118,520
Deferred revenue	229,698	114,849
Lease liability, current portion	53,545	42,543
Other current liabilities	421,956	761,636

TOTAL CURRENT LIABILITIES	1,069,692	1,375,226

Lease liability, less current portion	287,221	–

TOTAL LIABILITIES	1,356,913	1,375,226

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 30,000,000 shares authorized; 15,408,231 and 12,150,597 issued and outstanding	15,410	12,152
Additional-paid in capital	147,229,134	129,331,542
Accumulated deficit	(126,544,103)	(119,913,090)

TOTAL STOCKHOLDERS' EQUITY BEFORE NONCONTROLLING INTERESTS	20,700,441	9,430,604

Noncontrolling interests	(141,088)	(136,914)

TOTAL STOCKHOLDERS' EQUITY	20,559,353	9,293,690

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,916,266	$10,668,916

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AETHLON MEDICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three and nine months ended December 31, 2021 and 2020

	Three Months	Three Months	Nine Months	Nine Months
	Ended 12/31/21	Ended 12/31/20	Ended 12/31/21	Ended 12/31/20

Government contract revenue	$17,117	$624,871	$281,049	$624,871

OPERATING COSTS AND EXPENSES
Professional fees	433,404	624,979	1,666,333	1,845,659
Payroll and related	999,500	1,523,650	2,821,850	2,520,805
General and administrative	1,112,159	920,632	2,428,053	1,885,332
	2,545,063	3,069,261	6,916,236	6,251,796

OPERATING LOSS	(2,527,946)	(2,444,390)	(6,635,187)	(5,626,925)

NET LOSS	$(2,527,946)	$(2,444,390)	$(6,635,187)	$(5,626,925)

Loss attributable to noncontrolling interests	(2,214)	(1,498)	(4,174)	(3,186)

NET LOSS ATTRIBUTABLE TO AETHLON MEDICAL, INC.	$(2,525,732)	$(2,442,892)	$(6,631,013)	$(5,623,739)

Basic and diluted net loss available to common stockholders per share	$(0.16)	$(0.20)	$(0.46)	$(0.50)

Weighted average number of common shares outstanding	15,397,418	12,093,361	14,543,787	11,265,725

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